Exhibit 99.1

News Release
L.B. FOSTER REPORTS FOURTH QUARTER AND FULL YEAR 2019 OPERATING RESULTS
PITTSBURGH, PA, February 25, 2020 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported its fourth quarter and full year 2019 operating results, which included the following performance highlights:

•Fourth quarter net income of $26.3 million, or $2.46 per diluted share, and full year net income of $42.6 million, or $4.00 per diluted share. Adjusted net income1 for the fourth quarter was $0.9 million, or $0.08 per adjusted diluted share,1 and adjusted net income1 for the full year 2019 was $17.2 million, or $1.62 per adjusted diluted share.1 Adjusted net income excludes relocation and closure costs, U.S. pension settlement expense, and the income tax benefit from the valuation allowance release on the Company's U.S. deferred tax assets.
•Results include a $29.6 million income tax benefit resulting from the release of its valuation allowance previously recorded against U.S. deferred tax assets.
•New orders in the fourth quarter increased by 31.5% over the prior year quarter and backlog increased by 4.4% from the prior year end to $230.1 million.
•Sales for the fourth quarter decreased by 9.2% from the prior year quarter to $149.4 million. For the full year, sales increased by 4.5% to $655.1 million compared to the prior year.
•Fourth quarter gross profit of $27.4 million decreased by $3.2 million, or 10.5%, from the prior year quarter. Full year 2019 gross profit of $121.4 million increased by $4.2 million, or 3.6%, compared to 2018.
•Net cash provided by operating activities in the fourth quarter was $16.0 million and full year 2019 totaled $29.3 million, a 12.8% increase over the prior year.
•Reduction in outstanding debt of $16.8 million, or a 22.4% decline from the end of the prior year.
•Adjusted EBITDA1 (earnings before interest, income tax, depreciation, and amortization, adjusted for the effect of relocation and closure costs and U.S. pension settlement expense) was $45.6 million, an increase of 10.2% compared to the prior year.

Deferred Tax Asset
Operating results for 2019 include a reversal of the Company’s valuation allowance previously recorded against a substantial portion of its U.S. deferred tax assets. The reversal resulted in a $29.6 million income tax benefit.

The Company performs an evaluation of its deferred tax asset valuation allowance on a quarterly basis. During the fourth quarter of 2019, the Company concluded that it is more likely than not that the Company will generate sufficient future taxable income to realize most of its domestic deferred tax assets. This conclusion, and the resulting valuation allowance reversal, was based upon consideration of a number of factors, including the Company's cumulative financial income over the past three years and projected future income. The Company's income from recurring operations has improved over the past three years, and that this improvement provides a solid foundation for its forecast of profitability in future years.

Fourth Quarter Results
•Fourth quarter net sales of $149.4 million decreased by $15.2 million, or 9.2%, compared to the prior year quarter due to the following decreases in each of the three segments: Tubular and Energy Services (“Tubular”) sales decreased by 20.5%, Construction Products (“Construction”) sales decreased by 7.5%, and Rail Products and Services (“Rail”) sales decreased by 4.9%. The reductions were primarily attributable to the timing of transit and piling orders within our Rail and Construction segments, respectively, coupled with the continued weakness in the served upstream market in the Tubular segment.

•Fourth quarter new orders were $182.5 million, a 31.5% increase from the prior year quarter, due to increases of 88.5%, 26.4%, and 5.0% in Construction, Rail, and Tubular, respectively.
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, adjusted net income, adjusted earnings per share, net debt (total debt less cash and cash equivalents), and related reconciliations to the comparable GAAP financial measures.

•Gross profit was $27.4 million for the fourth quarter of 2019, a $3.2 million decline from the prior year quarter. The decline was attributable to Rail and Tubular, which decreased by $1.6 million and $1.5 million, respectively, compared to the prior year quarter. The Rail segment decline was primarily driven by lower transit project shipments within our Rail Products division. The Tubular impact was primarily attributable to weakness in the Test, Inspection, and Threading services division from reduced drilling activity in the U.S.

•Net income for the fourth quarter of 2019 was $26.3 million, or $2.46 per diluted share, compared to a net loss of $41.2 million, or $3.97 loss per diluted share, in the prior year. Fourth quarter 2019 adjusted net income,1 excluding relocation and closure costs, U.S. pension settlement expense, and the valuation allowance tax benefit, was $0.9 million, or $0.08 per adjusted diluted share.1

•Fourth quarter adjusted EBITDA1 was $9.6 million compared to $11.4 million in the fourth quarter of 2018.

•Selling and administrative expenses in the fourth quarter decreased by $1.2 million, or 5.6%, as compared to the fourth quarter of 2018. The decrease was primarily the result of reduced personnel-related expenses during the current quarter.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's success in key markets, coupled with continued actions to improve efficiency during 2019 resulted in another year of profit improvement and strengthened balance sheet. Sales growth of 4.5% in 2019 helped drive a gross profit increase of 3.6% and an adjusted EBITDA increase of 10.2% over the prior year. Each of our three reporting segments had year-over-year increases in both sales and gross profit. After adjusting for nonrecurring expenses intended to reduce long-term cost, each of the three segments also increased segment profit over prior year. We continued to focus on control of expenses, which resulted in a reduction of selling and administrative expenses by 60 basis points as a percentage of sales.

“Our increased profitability and working capital management combined to drive operating cash flow for the year of $29.3 million. The focus on working capital efficiency was instrumental, led by an improvement in inventory while supporting a $28.1 million increase in sales. These results helped strengthen our balance sheet, reducing debt by $16.8 million resulting in net debt1 of $44.0 million.”

Mr. Bauer added, “Throughout the year we were challenged with areas of weaker demand and project delays, both of which were reflected in our 2019 booking activity. We are particularly excited to have won several key projects to wrap up the year after experiencing project delays in the third quarter. We forecasted a backlog increase in the fourth quarter, but were pleasantly surprised when a 31.5% increase in fourth quarter year-over-year bookings helped propel the ending backlog to $230.1 million, up 18.5% since the end of the third quarter. We are continuing to invest in expanding our service and solutions offerings in the more attractive segments we serve. Coupled with our modernization programs, these efforts are a key component of our value creation strategy.”

Full Year Results
•Net sales for 2019 of $655.1 million increased by $28.1 million, or 4.5%, compared to the prior year period. This was supported by increases in each of our three segments with a 15.0% increase in Construction sales, a 1.3% increase in Tubular sales, and a 0.7% increase in Rail sales.

•New orders were $671.1 million for 2019, a 2.5% decrease from the prior year period, due to a 5.2% decrease in Rail and 3.1% decrease in Construction, partially offset by a 4.6% increase in Tubular. Despite the decline in order activity for the year, a strong fourth quarter led to an ending backlog as of December 31, 2019 of $230.1 million, a 4.4% increase over the prior year end.

•Gross profit increased over the prior year by $4.2 million to $121.4 million for the 2019 year. The growth was attributable to each of the three segments as Construction, Rail, and Tubular increased by $2.6 million, $1.4 million, and $0.3 million, respectively.

•The Company reversed its valuation allowance on most U.S. deferred tax assets resulting in an income tax benefit of $29.6 million.

•Net income for 2019 was $42.6 million, or $4.00 per diluted share, compared to a net loss of $31.2 million, or $3.01 loss per diluted share, last year. Full year 2019 adjusted net income1 was $17.2 million, or $1.62 per adjusted diluted share1 excluding the effect of the valuation allowance tax benefit, relocation and closure costs, and U.S. pension settlement expense.

•Adjusted EBITDA1 for the year ended December 31, 2019 was $45.6 million compared to $41.4 million in 2018, an increase of 10.2%.

•Selling and administrative expense increased by $0.3 million, or 0.4%, compared to the prior year. In 2019, selling and administrative expense as a percent of net sales decreased by 60 basis points from the prior year to 13.4%.

•Interest expense, net of interest income, was $4.9 million in 2019, compared to $6.2 million in the prior year period. The decrease was primarily attributable to the reduced debt balance as well as the Company entering into an amended credit agreement, which provided favorable rates compared to the previous agreement.

•Net cash provided by operating activities for the year ended December 31, 2019 totaled $29.3 million compared to $26.0 million in the prior year period, a $3.3 million increase. This increase was primarily related to our operating profit and working capital management.

•Total debt was reduced by $16.8 million, or 22.4%, to $58.2 million as of December 31, 2019, compared to total debt as of December 31, 2018. The cash flow provided by operating activities was the primary contributor to the debt balance reduction.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter and year end 2019 operating results on Tuesday, February 25, 2020 at 5:00 PM ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13698563.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a resumption of the economic slowdown we experienced in previous years in the markets we serve; a decrease in freight or passenger rail traffic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets; global health epidemics; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, a failure of which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts; foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union in January 2020; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, or as updated and amended by our other periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	Unaudited		Unaudited
Sales of goods	$115,938	$123,989	$508,504	$463,165
Sales of services	33,441	40,542	146,553	163,804
Total net sales	149,379	164,531	655,057	626,969
Cost of goods sold	94,316	100,917	416,748	380,395
Cost of services sold	27,673	33,013	116,937	129,415
Total cost of sales	121,989	133,930	533,685	509,810
Gross profit	27,390	30,601	121,372	117,159
Selling and administrative expenses	20,950	22,191	87,986	87,679
Amortization expense	1,531	1,776	6,577	7,098
Concrete Tie Settlement expense	—	43,400	—	43,400
Interest expense - net	889	1,341	4,920	6,154
Other expense (income) - net	5,315	(141)	4,492	(461)
Total expenses	28,685	68,567	103,975	143,870
(Loss) income before income taxes	(1,295)	(37,966)	17,397	(26,711)
Income tax (benefit) expense	(27,545)	3,186	(25,171)	4,457
Net income (loss)	$26,250	$(41,152)	$42,568	$(31,168)
Basic earnings (loss) per common share	$2.52	$(3.97)	$4.09	$(3.01)
Diluted earnings (loss) per common share	$2.46	$(3.97)	$4.00	$(3.01)
Average number of common shares outstanding - Basic	10,422	10,366	10,410	10,362
Average number of common shares outstanding - Diluted	10,680	10,366	10,644	10,362

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2019	December 31, 2018
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$14,178	$10,282
Accounts receivable - net	78,575	86,123
Inventories - net	119,301	124,504
Other current assets	4,610	5,763
Total current assets	216,664	226,672
Property, plant, and equipment - net	82,314	86,857
Operating lease right-of-use assets - net	13,274	—
Other assets:
Goodwill	19,565	19,258
Other intangibles - net	43,514	49,836
Deferred tax assets	28,638	—
Other assets	1,202	626
TOTAL ASSETS	$405,171	$383,249
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,361	$78,269
Deferred revenue	8,446	6,619
Accrued payroll and employee benefits	14,096	12,993
Accrued warranty	1,222	2,057
Current portion of accrued settlement	8,000	10,000
Current maturities of long-term debt	2,905	629
Other accrued liabilities	15,714	13,624
Total current liabilities	116,744	124,191
Long-term debt	55,288	74,353
Deferred tax liabilities	4,751	5,287
Long-term portion of accrued settlement	32,000	40,000
Long-term operating lease liabilities	10,268	—
Other long-term liabilities	16,258	17,299
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	49,204	48,040
Retained earnings	157,525	114,324
Treasury stock	(16,795)	(18,165)
Accumulated other comprehensive loss	(20,183)	(22,191)
Total stockholders' equity	169,862	122,119
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$405,171	$383,249

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted net income per share ("adjusted EPS"), and net debt, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA enhances investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measurement that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Additionally, adjusted EBITDA, adjusted net income, and adjusted EPS include certain adjustments to EBITDA and reported GAAP net income (loss) and diluted EPS. In 2019, the Company made adjustments to exclude the impact of relocation and closure costs, pension settlement expense, and the income tax benefit from the release of the U.S. deferred tax asset valuation allowance. In 2018, the Company made adjustments to exclude the impact of the Union Pacific Railroad Concrete Tie Settlement expense. The Company made these adjustments to EBITDA, net income, and EPS because it believes that the adjusted items are unusual, non-recurring, unpredictable, or non-cash and their exclusion may enhance investors' ability to assess the Company's performance. The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and useful to investors as an indicator of our ability to incur additional debt and to service our existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, net income, EPS, and debt to the non-GAAP financial measures are presented below (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA
Net income (loss)	$26,250	$(41,152)	$42,568	$(31,168)
Interest expense, net	889	1,341	4,920	6,154
Income tax (benefit) expense	(27,545)	3,186	(25,171)	4,457
Depreciation expense	2,759	2,810	11,054	11,495
Amortization expense	1,531	1,776	6,577	7,098
Total EBITDA	$3,884	$(32,039)	$39,948	$(1,964)
Relocation and closure costs	3,484	—	3,484	—
U.S. pension settlement expense	2,210	—	2,210	—
Concrete Tie Settlement expense	—	43,400	—	43,400
Adjusted EBITDA	$9,578	$11,361	$45,642	$41,436

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted Diluted Earnings Per Share Reconciliation
Net income (loss), as reported	$26,250	$(41,152)	$42,568	$(31,168)
Relocation and closure costs, net of tax of $847	2,637	—	2,637	—
U.S. pension settlement expense, net of tax of $563	1,647	—	1,647	—
Deferred tax asset valuation allowance reversal	(29,648)	—	(29,648)	—
Concrete Tie Settlement expense, net of tax of $0	—	43,400	—	43,400
Adjusted net income	$886	$2,248	$17,204	$12,232
Average number of common shares outstanding - Diluted, as reported	10,680	10,366	10,644	10,362
Diluted earnings (loss) per common share, as reported	$2.46	$(3.97)	$4.00	$(3.01)
Average number of common shares outstanding - Diluted, as adjusted	10,680	10,480	10,644	10,479
Diluted earnings per common share, as adjusted	$0.08	$0.21	$1.62	$1.17

	December 31,
	2019	2018
Net Debt Reconciliation
Total debt	$58,193	$74,982
Less: cash and cash equivalents	(14,178)	(10,282)
Net debt	$44,015	$64,700